EXHIBIT 10.13
     AMENDMENT NO. 1, dated May 8, 2008, to the Letter Agreement (the “Agreement”) dated December 23, 2002 by and between LAWRENCE A. DENTON (“Executive”) and DURA AUTOMOTIVE SYSTEMS, INC.
     WHEREAS, on October 30, 2006 (the “Petition Date”), Dura Automotive Systems, Inc., and Dura Operating Corp., along with certain of their subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the title 11 of the United States Code (the “Chapter 11 Cases”);
     WHEREAS, the Debtors filed a plan of reorganization on March 31, 2008, in connection with the Chapter 11 Cases (as amended from time to time, the “Plan of Reorganization”), which contemplates that the Agreement will be assumed, contingent upon the Agreement being amended as set forth herein;
     WHEREAS, pursuant to the Plan of Reorganization, Dura Automotive Systems, Inc. will assign its rights and obligations under the Agreement to “New Dura” (as that term is defined in the Plan of Reorganization);
     WHEREAS, Executive is willing to amend the Agreement on the terms set forth herein.
     NOW, THEREFORE, in consideration of the receipt of $1 and such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Agreement as follows:
     1. The section of the letter entitled “Restricted Stock” is hereby deleted in its entirety and the following substituted therefore:
Company Sale Incentive
You shall be entitled to receive a cash payment promptly after a “Sale of the Company” (as defined below), provided such Sale of the Company occurs while you are employed by Dura Automotive Systems, Inc. (the “Company”), or one of its direct or indirect subsidiaries, in an amount equal to the Company Sale Incentive Amount (as defined below). The Company Sale Incentive Amount shall be: (i) $500,000 if (A) the total enterprise value of the Company imputed from such Sale of the Company (the “Company Sale TEV”) is less than $495 million and (B) the Sale of the Company occurs on or prior to the 18-month anniversary of the Effective Date (as that term is defined in the Plan of Reorganization), (ii) the amount determined pursuant to the table below if the Company Sale TEV is $495 million or more and (iii) $0 if the Sale of the Company occurs after the 18-month anniversary of the Effective Date and the Company Sale TEV is less than $495 million. For purposes of this paragraph, “Sale of the Company” means one or more sales occurring after the Effective Date as part of a coordinated effort by the Company or by the Company and any of its stockholders to sell or dispose of 50% or more of the Company’s outstanding stock or 50% or more of the gross assets (determined on the basis of the fair market value of such assets) of the Company and its subsidiaries on a consolidated basis.

Company Sale TEV	Company Sale Incentive Amount
($ million)	($ thousand)
495	500
545	750
595	1,000
645	1,125
695	1,250
745	1,438
795	1,625
845	1,813
895 or more	2,000
If the Company Sale TEV falls between two numbers listed above, the Company Sale Incentive Amount shall be adjusted proportionally based upon the Company Sale Incentive Amounts set forth for the respective higher and lower Company Sale TEV amounts.
     2. Payment of (A) the Company Sale Incentive Amount and (B) any amount that may be provided to Executive pursuant to the section entitled “Severance” of the Agreement is subject to the cap on total payments set forth in Section 2.5 of the Change in Control Agreement, dated as of June 16, 2004, by and among Lawrence A. Denton, Dura Automotive Systems, Inc., and Dura Operating Corp. (as amended on the date hereof).
     3. This amendment shall be effective upon the assumption by the Debtors of the Agreement and shall become null and void if the Debtors do not assume the Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date first written above.

DURA AUTOMOTIVE SYSTEMS, INC.
By:
Name:
Its:

/s/LAWRENCE DENTON
Lawrence A. Denton

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